EXHIBIT 10.2

«GrantDate»

«FirstName»«LastName»

«Address1»

«City», «State» «PostalCode»

Re:                               Grant of Restricted Units

Dear «FirstName»:

I am pleased to inform you that you have been granted «Units» Phantom Units as of the above date pursuant to the Company’s 2005 Long-Term Incentive Plan (the “Plan”).  In addition, in tandem with each Phantom Unit you have been granted a distribution equivalent right (a “DER”). The terms and conditions of this grant are as set forth below.

1.                       Subject to the further provisions of this Agreement, your Phantom Units shall vest (become payable in the form of one Common Unit of Plains All American Pipeline, L.P. for each Phantom Unit) as follows: (i) 30% shall vest upon the later to occur of the May 2007 Distribution Date and the date on which the Partnership pays a quarterly dividend of $0.65 per unit, (ii) 30% shall vest upon the later to occur of the May 2009 Distribution Date and the date on which the Partnership pays a quarterly distribution of $0.70 per unit, and (iii) 40% shall vest upon the later to occur of the May 2010 Distribution Date and the date on which the Partnership pays a quarterly distribution of $0.75 per unit.  Any Phantom Units that remain unvested, and all associated DERs (whether or not vested), as of the May 2011 Distribution Date (after giving effect to the distribution on such date) shall be forfeited.

2.                       Subject to the further provisions of this Agreement, your DERs shall vest (become payable in cash) as follows: (i) 30% shall vest upon and effective with the earlier to occur of the May 2007 Distribution Date and the date on which the Partnership pays a quarterly dividend of $0.65 per unit, (ii) 15% shall vest upon and effective with the earlier to occur of the May 2008 Distribution Date and the date on which the Partnership pays a quarterly distribution of $0.675 per unit, (iii) 15% shall vest upon and effective with the earlier to occur of the May 2009 Distribution Date and the date on which the Partnership pays a quarterly distribution of $0.70 per unit, (iv) 20% shall vest upon and effective with the earlier to occur of the May 2010 Distribution Date and the date on which the Partnership pays a quarterly distribution of $.725 per unit, and (v) 20% shall vest upon and effective with the earlier to occur of the May 2010 Distribution Date and the date on which the Partnership pays a quarterly distribution of $0.75 per unit.

3.                       Your DERs shall not accrue payments prior to vesting.

4.                       Any distribution level required for vesting under paragraphs 1 or 2 above shall be proportionately reduced or increased for any split or reverse split, respectively, of the Units, or any event or transaction having similar effect.

5.                       Upon vesting of any Phantom Units, an equivalent number of DERs will expire.  Any such DERs that are vested prior to, or that would vest as of, the Distribution Date on which the Phantom Units vest, shall be payable on such Distribution Date prior to their expiration.

6.                       In the event of the termination of your employment with the Company and its Affiliates (other than in connection with a Change in Status or by reason of your death or “disability,” as defined in paragraph 7 below), all of your then outstanding DERs (regardless of vesting) and Phantom Units shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than a Termination for Cause, any unvested Phantom Units that have satisfied all vesting criteria as of the date of termination but for the passage of time shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; provided, further, that any DERs associated with the unvested, nonforfeitable Phantom Units described in the preceding proviso shall not be forfeited on the date of termination, but shall be payable and shall expire in accordance with paragraph 5 above.

7.                       In the event of termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), all of your then outstanding Phantom Units and tandem DERs shall be deemed 100% nonforfeitable on such date, and such Phantom Units shall vest in accordance with paragraph 1 and paragraph 2 above.

8.                       In the event of a Change in Status, all of your then outstanding Phantom Units and tandem DERs shall be deemed 100% nonforfeitable on such date, and such Phantom Units shall vest in full upon the next Distribution Date.

9.                       Upon payment pursuant to a DER, you agree that the Company may withhold any taxes due from your compensation as required by law.  Upon vesting of a Phantom Unit, you agree that the Company may withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

As used herein, the phrase “Distribution Date” means the date, in any given month and year, on which the Partnership pays a quarterly distribution.

The phrase “Change in Status” means the occurrence, within three months prior to or one year following a Change of Control, of any of the following circumstances:  (A) any termination by the Company of your employment other than a Termination for Cause, (B) without your consent, any removal of you from, or any failure to re-elect you to, the positions held by you  (or substantially equivalent positions) immediately prior to the change that may constitute a Change in Status, or (C) any reduction in your base salary or (D) any material reduction in your fringe benefits.

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events:  (i) the Company ceasing to be the general partner of the general partner of the Partnership, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership or the Company to any Person and/or its Affiliates, other than to the Partnership or the Company, including any employee benefit plan thereof; (iii) a consolidation, reorganization, merger or any other similar transaction involving (a) a Person other than the Partnership or the Company and (b) the Partnership, the Company or both, (iv) the Persons who own membership interests in the Company on the date hereof cease to beneficially own, directly or indirectly, more than 50% of the membership interest in the Company, or (v) any Person, including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becoming the beneficial owner, directly or indirectly, of more than 49.9% of the membership interest in the Company (a “Majority Holder”); provided, however, that if any Person including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, who is a member of the Company as of March 1, 2005, or any Affiliate of any such Person, becomes a Majority Holder, a Change of Control shall not be deemed to have occurred pursuant to this clause (v) if at or prior to the time such Person becomes a Majority Holder, such Person executes and delivers to the Company an agreement substantially in the form of Exhibit A hereto (the “Specified Voting Agreement”); provided, further, however, that if, following the execution and delivery to the Company of the Specified Voting Agreement by such Majority Holder, (x) such Majority Holder shall give written notice to the Company of termination of such Specified Voting Agreement pursuant to Section 3 thereof (and such written notice is not withdrawn prior to the effectiveness of such termination), then a Change of Control shall be deemed to have occurred upon the effectiveness of such termination if, at the time of the effectiveness of such termination, such Majority Holder beneficially owns, directly or indirectly, more than 49.9% of the membership interests in the Company or (y) such Majority Holder shall breach or anticipatorily breach the Specified Voting Agreement,  then a Change of Control shall be deemed to have occurred at the time of such breach (or anticipatory breach) of the Specified Voting Agreement if, at the time of such breach, such Majority Holder beneficially owns, directly or indirectly, more than 49.9% of the membership interests in the Company.

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform your job function in accordance with standards described to you in writing, or (ii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in each case, with the specific failure or violation described to you in writing.

The “Company” refers to Plains All American GP LLC.  The “Partnership” refers to Plains All American Pipeline, L.P.

  Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”). By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan.  Copies of the Plan and the Partnership Agreement are available upon request.  Please execute and return this Agreement to me.  The attached copy of this Agreement is for your records.

PLAINS ALL AMERICAN PIPELINE, L.P.

By: PLAINS AAP, L.P.

By: PLAINS ALL AMERICAN GP LLC

By:
		Name:	Tim Moore
		Title:	Vice President & General Counsel

«FirstName» «LastName»

SSN:	«SSN»

Dated:

EXHIBIT A

Form of Letter Agreement

                                                                                                [DATE]

Plains All American GP LLC

333 Clay Street, Suite 1600

Houston, Texas 77002

Gentlemen:

                                                Reference is made to the Amended and Restated Limited Liability Company Agreement of Plains All American GP LLC, dated as of June 8, 2001, as amended (the “LLC Agreement”).  The undersigned has become the beneficial owner of more than 49.9% (a “Majority Holder”) of the Membership Interests (as defined in the LLC Agreement) of Plains All American GP LLC, a Delaware limited liability company (the “Company”).  Capitalized terms that are not otherwise defined herein shall have the meanings set forth in the LLC Agreement.

                The undersigned hereby acknowledges its understanding that, pursuant to the terms of certain of the Company’s equity incentive awards, absent the execution and delivery of this letter agreement by the undersigned, the fact that the undersigned has become a Majority Holder would constitute a “change of control” for purposes of those equity incentive awards.

1.             Subject to the terms and conditions of this letter agreement, during the term of this letter agreement, at each annual meeting of the Members, at each special meeting of the Members called for the purpose of electing Independent Directors, and in respect of any action by written consent to elect Independent Directors, the undersigned shall vote or cause to be voted the Excess Interests held by it and its affiliates in favor of the election of each nominee for Independent Director in the same proportion as all Membership Interests (other than those beneficially owned by the undersigned and its affiliates, including the Excess Interests) are voted with respect to such election.  For the avoidance of doubt, for purposes of this letter agreement the term “Independent Director” shall not include any replacement Director who is to be elected by a Majority in Interest pursuant to the second sentence of Section 7.1(a)(iv) of the LLC Agreement.  “Excess Interests” means, with respect to a particular election or removal of Independent Directors, an amount of Membership Interests equal to the amount, if any, by which the total Membership Interests beneficially owned by the undersigned and its affiliates and entitled to vote with respect to such election or removal of Independent Directors exceeds 49.9% of the outstanding Membership Interests that are entitled to vote with respect to such election or removal of Independent Directors.

2.             Subject to the terms and conditions of this letter agreement, during the term of this letter agreement, at each special meeting of the Members called for the purpose of removing any Independent Director without Good Cause, and in connection with any action by the Members to remove any Independent Director without Good Cause, including without limitation pursuant to Section 7.1(a)(iii) of the LLC Agreement, the undersigned shall vote or cause to be voted the Excess Interests held by it and its affiliates in favor of or against the removal of such Independent Director in the same proportion as all Membership Interests (other than those beneficially owned by the undersigned and its affiliates, including the Excess Interests) are voted with respect to such removal.  For the purposes of this letter agreement, the Members shall have “Good Cause” to remove or fail to reelect any Independent Director only upon such Independent Director’s (i) engaging in gross misconduct, including without limitation any breach of his fiduciary duties, (ii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), (iii) engaging in conduct which is demonstrably and materially injurious to the Company or to Rodeo, L.P. and its subsidiaries, taken as a whole, (iv) indictment for, or conviction of, a felony involving moral turpitude.

3.             The term of this letter agreement shall commence on the date of this letter agreement and shall continue thereafter unless terminated by the undersigned pursuant to this Section 3.  The undersigned shall be entitled to terminate this letter agreement at any time upon giving at least one year’s prior written notice of such termination to the Company.  Notwithstanding the foregoing, the undersigned shall be entitled to terminate this letter agreement at any time by giving written notice to the Company (which notice shall be effective immediately) upon and after the occurrence of any of the following circumstances:  (a) the undersigned is no longer a Majority Holder, (b) with respect to the Plains All American 2005 Long-Term Incentive Plan (the “2005 Plan”), all of the Awards (as defined in the 2005 Plan) granted to Greg L. Armstrong shall have vested in accordance with their terms, (c) with respect to the 2005 Plan, all of the Awards granted to Harry N. Pefanis shall have vested in accordance with their terms, (d) if the undersigned is any of Plains Holdings Inc., KAFU Holdings, L.P., E-Holdings III, L.P. or Sable Investments, L.P., or any affiliate of any of the foregoing (collectively, the “Private Equity Members”), at least two of the other Members shall cease to be Private Equity Members, (e) any other Member shall be in breach of the LLC Agreement in any manner adverse to the undersigned, (f) the Persons who own the equity interests in the undersigned, or if the undersigned is controlled directly or indirectly by any other entity, the ultimate parent of the undersigned, as the case may be, on the date hereof cease to beneficially own, directly or indirectly, more than 50% of the equity interest in the undersigned or the ultimate parent entity, as the case may be, (g) Greg L. Armstrong shall cease to be the Chief Executive Officer of the Company, or (h) Harry N. Pefanis shall cease to be the President and Chief Operating Officer of the Company; provided, that in the case of either clause (g) or (h) above, to be effective such written notice must be given within 90 days of such officer ceasing to hold such position.

4.             Except to the extent specifically set forth above, nothing contained herein shall be deemed to modify, supersede or in any manner limit any rights of the undersigned under the LLC Agreement, including without limitation, any rights of the undersigned to designate a Director pursuant to Section 7.1(a)(ii) of the LLC Agreement, or to remove any such designated Director pursuant to Section 7.1(a)(iii) of the LLC Agreement.  Nothing contained herein shall be deemed to modify, supersede or in any manner limit any rights of the undersigned under the Partnership Agreement or the Rodeo, L.P. Partnership Agreement.

5.             This letter agreement is to be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.  If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

6.             The undersigned signs solely in his, her or its individual capacity with respect to his, her or its beneficial ownership of Membership Interests and makes no agreement or understanding herein in any other capacity, including his, her or its capacity as a director of the Company.

7.             This letter agreement may be executed in two or more counterparts, each of which shall be considered an original but all of which together shall constitute the same instrument.

8.             This letter agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the undersigned and the Company, or any of them, with respect to the subject matter hereof.

9.             This letter agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the undersigned and the Company.

10.           This letter agreement shall not be assigned by the Company by operation of law or otherwise without the prior written consent of the undersigned.

11.           This letter agreement shall be binding upon and inure solely to the benefit of each party to this letter agreement and their permitted assignees, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this letter agreement.  Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this letter agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of any party to this letter agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties to this letter agreement and their respective Affiliates shall have any liability or obligation arising under this letter agreement.

12.           The undersigned acknowledges and agrees that the Company could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this letter agreement.  It is accordingly agreed and understood that the Company, in addition to any other remedy that it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

Very truly yours,

[UNDERSIGNED]

Agreed and accepted as of
this ___ day of _____, ___:

PLAINS ALL AMERICAN GP LLC

By:
Name:
Title: